EXHIBIT 10.16

EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (this “Agreement”) dated October 17, 2011 and is effective as of August 1, 2011 (the “Effective Date”), between Nader Pourhassan (“Employee”) and CytoDyn Inc., a Colorado corporation (the “Company”). The Company and Employee are hereinafter sometimes referred to collectively as the “Parties” or individually as a “Party.”

Background

The Company wishes to retain Employee’s services and to obtain certain non-compete and non-disclosure protections from Employee. Employee is willing to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein the Company and Employee agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

2. Employee’s Duties. Employee’s duties shall include those which are designated or assigned to his by the Company from time to time. Initially, Employee shall serve as the Company’s Managing Director of Business Development.

3. Term of Employment. The Employee’s employment is on an “at will” basis. Section 6 of this Agreement shall indefinitely survive termination of this Agreement, however.

4. Compensation. For and in consideration of all services rendered by Employee below on behalf of the Company, and the covenants and agreements of Employee set forth below, the Company agrees to pay to Employee, and Employee agrees to accept, the following compensation:

(a) a salary in the annualized amount of $200,000 for calendar year 2011, and $225,000 for calendar year 2012 payable in accordance with the standard payroll policies of the Company, less all withholdings required by law. The Company shall review annually Employee’s job performance and Employee may be eligible, upon a favorable evaluation by the Company, for a merit increase in accordance with past custom and practice of the Company;

(b) a bonus payable in the sole and absolute discretion of the Board of Directors, which is anticipated (but not committed) to range between twenty-five percent to fifty percent of Employee’s salary for the year; and

(c) pursuant to an August 4, 2011 meeting of the Board, the Board approved the grant to Executive, effective as of the Execution Date, of non-qualified options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which was the Company’s stock price at the close of business August 9, 2011. Twenty-Five percent (25%) or 125,000 shares vest on each of July 31, 2012 and July 31, 2013, and the remaining 250,000 options vest in 8 quarterly installments of 31,250 on October 31, 2013, January 31, 2014, April 30, 2014, July 31, 2014, October 31, 2014, January 31, 2015, April 30, 2015 and July 31, 2015; provided that Executive is in employment on each such quarterly vesting date and no event of Cause, as that term is defined in paragraph 8(d) below exists on such date or dates. All options expire on July 31, 2016 (the “Expiration Date”). The other terms and conditions of the Company’s grant of the options are set forth in the CytoDyn Inc. Stock Option Award Agreement entered into between the Company and the Executive concurrently herewith related to the above mentioned options.

5. Benefits. In addition to the compensation provided for in Section 4 herein, Employee shall be entitled to participate in or receive benefits under all benefit plans or programs available to employees of the Company. Employee shall also be entitled to two (2) weeks of vacation leave with full pay during each year of this Agreement. Such vacation time is to be approved by the Company’s Chief Executive Officer.

6. Covenants of Employee. Employee does hereby covenant, agree and promise that during the term of this Agreement, and thereafter to the extent specifically provided in this Agreement:

(a) Employee will not actively engage, directly or indirectly, in any other business except at the direction or upon the prior written approval of the Company;

(b) Employee acknowledges that he has obtained and will continue to obtain in the course of his employment hereunder knowledge of confidential matters essential to the business and competitive position of the Company and its Affiliates, including, without limitation, customer lists, business strategies, financial information, and trade secrets that could unfairly disadvantage the Company were Employee to engage in business activities competitive with the Company. Employee therefore agrees that he shall not, at any time during his employment hereunder and for a period of two years thereafter, accept employment in the United States (other than the State of Oregon where such employment is permitted during such period) as an officer, director or employee of, or be or become the owner of one percent or more of the outstanding equity interest of, or otherwise consult with any entity engaged in any business in which the Company is engaged in at the time Employee’s employment ends.

(c) Employee recognizes and acknowledges that all records, documents, customer lists, referral sources, financial information, trade secrets, methods, techniques, processes, marketing and acquisition strategies and plans, intellectual property (regardless of whether patentable or copyrightable), formulas, computer print-outs, and other information of any kind, whether or not complete and whether or not reduced to writing (collectively, the “Confidential Information”), obtained by Employee with regard to the Company (or its Affiliates, employees, principals, customers, or business associates) during the course of Employee’s employment, and not generally known in the public domain, constitute valuable, unique and proprietary assets of the Company or its Affiliates. Employee agrees that during Employee’s employment hereunder, and following the termination of Employee’s employment, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, Employee will not at any time, directly or indirectly, disclose, disseminate, or publish any Confidential Information to or for any other person, group, firm, corporation, or other entity, or utilize the same for any reason or purpose whatsoever other than (i) for the benefit and at the request of the Company, (ii) as may be required by law, (iii) Confidential Information that becomes available in the public domain, or (iv) in connection with obtaining advice from Employee’s legal counsel. Upon termination of this Agreement, or at any time upon the request of the Company, Employee shall promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, lists, formulas, and other documents (and all copies thereof) relating to the business of the Company or its Affiliates and all property associated there with, then possessed or under the control of Employee.

(d) Employee further agrees that during Employee’s employment and for a period of two years following the termination of Employee’s employment, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, Employee will not, in any manner or at any time, solicit or encourage any person, firm, corporation, or other entity that is a customer, business associate, or referral source of the Company or its Affiliates, and/or other employees of the Company or its Affiliates, to cease doing business or terminate their employment with the Company or its Affiliates.

(e) If any covenant or provision contained in this Section 6 is found to be unreasonable in duration, geographical scope, or other character of restriction, the covenant or provision shall not be rendered unenforceable thereby, but rather the duration, geographical scope, or character of restriction of such covenant or provision shall be deemed automatically reduced or modified with retroactive effect to the extent necessary to render such covenant or provision enforceable, and such covenant or provision shall be enforced as modified.

(f) The parties acknowledge and agree that damages in the event of a breach of the provisions of Section 6 by Employee, though great and irreparable, would be difficult to ascertain, and therefore the Company, in addition to and without limiting any other remedy or right it may have and notwithstanding Section 13, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and Employee hereby waives any and all defenses he may have on the ground of inappropriateness of any such equitable relief.

(g) Definition of Affiliate. “Affiliate” means a person controlled by the Company or the Company’s parent company if there is one.

7. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred to any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part. Thus this Agreement shall be binding upon all successors and assigns.

8. Amendment and Waiver. This instrument contains the entire agreement of the Parties and supersedes and replaces any prior employment agreements between the Company or any affiliate and Employee, which prior employment agreement (if any) is hereby terminated, effective as of the Effective Date of this Agreement, by mutual agreement of the Parties. This Agreement may only be changed by written instrument signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Employee for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Employee of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

9. Notice. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Employee:	Copy to:

Nader Pourhassan

Attn:

If to Company:	Copy to:

CytoDyn Inc. 110 Crenshaw Lake Road Lutz, FL 33548 Attn: Chief Executive Officer	Holland & Knight LLP 100 North Tampa Street, Suite 4100 Tampa, FL 33602 Attn: Bernard A. Barton, Jr. Esq.

Either party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either Party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

11. Force Majeure . Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes and freight embargoes. Notwithstanding the foregoing provisions of this Section 11 in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

12. Recovery of Litigation Costs. If any action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Arbitration. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided exclusively by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

(a) The arbitrator shall be selected as follows: in the event the Company and Employee agree on one arbitrator, such arbitrator shall conduct the arbitration. In the event the Company and Employee do not so agree, the Company and Employee shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the “Panel”);

(b) Arbitration shall take place in Tampa, Florida, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. A majority of the Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by a majority of the Panel may be enforceable in any court having jurisdiction thereof;

(c) Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

14. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

15. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

CYTODYN INC.

By:	/s/ Kenneth J. Van Ness
Kenneth J. Van Ness
Chief Executive Officer

/s/ Nader Pourhassan
Nader Pourhassan